EXHIBIT 99.2

FIRST AMENDMENT TO

THE PNC FINANCIAL SERVICES GROUP, INC.

2006 INCENTIVE AWARD PLAN

WHEREAS, The PNC Financial Services Group, Inc. (the “Corporation”) wishes to amend the Plan as set forth below; and

WHEREAS, Article 17 of the Plan authorizes the Corporation to amend the Plan;

NOW, THEREFORE, IT IS RESOLVED, that the Plan is hereby amended as follows, effective as of the execution date hereof:

1. The following new definition is added to Article 1 of the Plan, and the remaining definitions in Article 1 are renumbered accordingly:

“1.19 “Non-Exempt Employees” means employees whose minimum wages and maximum hours are subject to the requirements imposed under sections 206 and 207 of the Fair Labor Standards Act of 1938, as amended (“FLSA”), and who are not exempted from such requirements under section 213 of the FLSA.”

2. Section 6.3 of the Plan is amended by revising the language of the exception set forth in the parenthetical that appears at the end of Section 6.3 to read as follows:

“(except that this limitation need not apply in the event of the death or disability of the Optionee or as otherwise permitted by the Agreement upon a change in control of the Corporation or, other than with respect to Optionees who are Non-Exempt Employees, as otherwise permitted by the Agreement)”

3. Section 7.3 of the Plan is amended by revising the language of the exception set forth in the parenthetical that appears at the end of the second sentence of Section 7.3 to read as follows:

“(except that this limitation need not apply in the event of the death or disability of the Grantee or as otherwise permitted by the Agreement)”

4. Section 8.4(i) of the Plan is amended by revising the language of the exception set forth in the parenthetical that appears at the end of Section 8.4(i) to read as follows:

“(except that this limitation need not apply in the event of the death or disability of the Grantee or as otherwise permitted by the Agreement upon a change in control of the Corporation or, other than with respect to Grantees who are Non-Exempt Employees, as otherwise permitted by the Agreement)”

5. Section 10.5 of the Plan is amended by revising the language of the exception set forth in the parenthetical that appears at the end of Section 10.5 to read as follows:

“(except that this limitation need not apply in the event of the death or disability of the Grantee or as otherwise permitted by the Agreement)”

6. Except as herein amended, the Plan shall remain in full force and effect.

Executed and adopted this 17th day of April, 2007, by authority of the Personnel and Compensation Committee of the Corporation.

THE PNC FINANCIAL SERVICES GROUP, INC.

/s/ William E. Rosner

By:	William E. Rosner
Title:	Senior Vice President and Chief Human Resources Officer